090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

bBooth, Inc. and nFüsz, Inc.

2. Description of the original document for which correction is being made:

Articles of Merger, whereby nFüsz, Inc. will merge with and into bBooth, Inc., with bBooth, Inc. as the surviving corporation, but adopting the name "nFüsz, Inc."

3. Filing date of the original document for which correction is being made: April 4, 2017

4. Description of the inaccuracy or defect:

Section 7 listed the effective date and time of filing as April 17, 2017 at 5 PM PT.

5. Correction of the inaccuracy or defect:

The new effective date and time of filing shall be April 21, 2017 at 5 PM Pacific Time.

6. Signature:

X [signature]

Authorized Signature	Title *	Date
	Chief Executive Officer	4.21.17

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset